CONSENT OF INDEPENDENT ACCOUNTANTS



      We hereby consent to the inclusion of our report dated February 22,1999 on the balance sheet of AEI Income & Growth Fund 23 Limited Liability Company as of December 31, 1998, and our report dated February 22, 1999 on the balance sheet of AEI Fund Management XXI, Inc. as of December 31, 1998 and 1997 in the post-effective Amendment #2 Form SB-2 Registration Statement of AEI Income & Growth Fund 23 Limited Liability Company dated on or about November 18, 1999 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.



                           /s/ BOULAY, HEUTMAKER, ZIBELL & CO. P.L.L.P.
                               Boulay, Heutmaker, Zibell & Co. P.L.L.P.


Minneapolis, Minnesota
November 18, 1999